IDEXX Laboratories Announces Third Quarter Results

WESTBROOK, Maine, Oct. 22 /PRNewswire-FirstCall/ -- IDEXX Laboratories, Inc. (Nasdaq: IDXX), today reported that revenues for the third quarter of 2010 increased 4% to $269.6 million, from $259.1 million for the third quarter of 2009. Organic revenue growth, as defined below, was 5%. Earnings per diluted share ("EPS") for the quarter ended September 30, 2010 increased 13% to $0.59, compared to $0.52 for the same period in the prior year.

Organic revenue growth excludes the impact of changes in foreign currency exchange rates, which reduced revenue growth by 1%, and revenue from businesses acquired or divested subsequent to the beginning of the prior year period, which contributed less than 1% to revenue growth, in the third quarter of 2010.

"I am very pleased with our third quarter results," stated Jonathan Ayers, Chairman and Chief Executive Officer. "Despite continued weakness in the economic environment and relatively few signs of improvement in customer sentiment, we delivered 5% organic revenue growth, reflecting our continued focus on bringing innovative products and services to our veterinary and other customers. Earnings, excluding benefits from a weaker U.S. dollar and a lower tax rate, met our July projection as we continued to drive operating efficiencies, particularly in our two largest businesses, IDEXX VetLab® instruments and consumables and laboratory diagnostic and consulting services.

"The third quarter marked the launch of our next generation hematology analyzer, ProCyte Dx™, as we placed 154 of these instruments in the quarter. ProCyte Dx™ offers unprecedented accuracy and precision, providing reference lab quality hematology results in just two minutes. ProCyte Dx™, when used with our Catalyst Dx® chemistry analyzer, provides complete blood work results during a 20 to 30 minute scheduled patient exam, thus raising the standard of care and increasing efficiency for the veterinary practice.

"Chemistry placements were also strong in the third quarter, as we placed over 900 combined Catalyst Dx® and VetTest® units, a growth of nearly 10% over the comparable 2009 period.

"We remain confident in the fundamental strength of our business model and in the long-term growth prospects for our core markets. Based on this, we are establishing initial 2011 guidance that reflects accelerated revenue growth and double-digit earnings growth over our 2010 outlook."

Revenue Performance

Please refer to the table below entitled "Revenues and Revenue Growth Analysis by Product and Service Categories" in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group ("CAG") revenues for the third quarter of 2010 were $222.9 million compared to $214.5 million for the third quarter of 2009. Incremental revenues attributable to a business acquired in August 2009 contributed less than 1% to revenue growth while changes in foreign currency exchange rates reduced revenue growth by 1%. Organic growth of 4% was primarily the result of higher testing volumes in our laboratory diagnostic and consulting services business and increased sales volumes of IDEXX VetLab® instruments and consumables. The increase in instrument and consumables sales volumes was driven by increased sales of consumables used in our Catalyst Dx® instrument and sales of our ProCyte Dx® instrument, which we began shipping during the quarter. These favorable impacts were partly offset by a decrease in rapid assay revenue due primarily to changes in distributors' inventory levels. Lower average unit sales prices of our SNAP® tests, due to competitive pressures, also contributed to the decrease in rapid assay revenue.

Water. Water segment revenues for the third quarter of 2010 were $20.0 million compared to $19.7 million for the third quarter of 2009. Changes in foreign currency exchange rates reduced revenue growth by 1%. Organic revenue growth of 3% was the result of higher Quanti-Tray® and Colilert® product sales volumes and higher relative sales of Colilert® products in geographies where they are sold at higher average unit sales prices.

Livestock and Poultry Diagnostics. Livestock and Poultry Diagnostics ("LPD") revenues for the third quarter of 2010 were $17.5 million compared to $15.9 million for the third quarter of 2009. Changes in foreign currency exchange rates reduced revenue growth by 6%. Organic revenue growth of 15% was the result of higher sales volumes of certain swine and bovine tests, partly offset by lower average unit sales prices due to competitive pressures.

Additional Operating Results for the Third Quarter

Gross profit for the third quarter of 2010 increased $11.7 million, or 9%, to $142.2 million from $130.5 million for the third quarter of 2009. As a percentage of total revenue, gross profit increased to 52.7% from 50.4%. The increase in the gross profit percentage was primarily attributable to reduced overall manufacturing costs associated with our IDEXX VetLab® instruments and SNAP® tests. The gross profit percentage was also favorably impacted by lower costs of service in our laboratory diagnostic and consulting services business and lower depreciation on our IDEXX VetLab® instruments placed at customer sites under usage agreements. These favorable effects were partly offset by the net unfavorable impact of changes in foreign currency exchange rates.

Research and development ("R&D") expense for the third quarter of 2010 was $17.2 million, or 6.4% of revenue, compared to $16.6 million, or 6.4% of revenue for the third quarter of 2009. The increase in R&D expense was primarily due to increased personnel-related costs.

Selling, general and administrative ("SG&A") expense for the third quarter of 2010 was $75.2 million, or 27.9% of revenue, compared to $69.7 million, or 26.9% of revenue, for the third quarter of 2009. The increase in SG&A expense resulted primarily from increased legal and other fees related to the production of documents to the U.S. Federal Trade Commission, increased personnel-related costs and an increase in the bad debt provision in connection with the bankruptcy of one of our U.S. distributors, Professional Veterinary Products, Inc. These increases were partly offset by a milestone payment earned during the quarter related to the sale of product rights in connection with the 2008 disposition of certain pharmaceutical product lines and pharmaceutical assets.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three and nine months ended September 30, 2010.

Outlook for 2010 and 2011

The Company provides the following updated guidance for the full year of 2010 and preliminary guidance for 2011. This guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at its current level for the balance of 2010 and 2011. Fluctuations in foreign currency exchange rates from current levels could have a significant positive or negative impact on our actual results of operations in both years.

2010

  Revenues are expected to be approximately $1.10 billion, updated from guidance of $1.09 to $1.10 billion provided in July of this year, which represents reported revenue growth of approximately 7% and organic revenue growth of approximately 6%. This tightening of our revenue outlook to the high end of our previous range reflects modest benefits from the weakening of the U.S. dollar against certain currencies since the date of our previous guidance, which are offset by slightly lower organic revenue growth.
  Diluted earnings per share are expected to be in the range of $2.28 to $2.31, an increase from our previous guidance of $2.23 to $2.28, reflecting currency benefits achieved in the third quarter and anticipated in the fourth quarter as discussed above and third quarter tax benefits from the expiration of certain statutes of limitation.
  Free cash flow is expected to be approximately 110% of net income.(1)

2011

  Revenues are expected to be in the range of $1.18 to $1.20 billion, which represents revenue growth of 7% to 9% compared to projected revenue for 2010.  Organic revenue growth, adjusted to exclude a projected 1% benefit from foreign currency related changes, is estimated to be in the range of 6% to 8%.
  Diluted earnings per share are expected to be in the range of $2.55 to $2.65.

(1) Free cash flow is a non-GAAP measure. It indicates the cash generated from operations and tax benefits attributable to stock option exercises, reduced by investments in fixed assets. We feel free cash flow is a useful measure because it indicates the amount of cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business.  We believe this is a common financial measure useful to further evaluate the results of operations. With respect to this particular forward-looking projection, the Company is unable to provide a quantitative reconciliation at this time as the inputs to the measurement are difficult to predict and estimate, and are primarily dependent on future events.

Conference Call and Webcast Information

IDEXX will be hosting a conference call today at 9:00 a.m. (eastern) to discuss its third quarter results and management's outlook. To participate in the conference call, dial 1-800-230-1096 or 1-612-332-0107 and reference confirmation code 174920. An audio replay will be available through October 29, 2010 by dialing 1-320-365-3844 and referencing replay code 174920.

The call will also be available via live or archived webcast on the IDEXX web site at www.idexx.com.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and to build more economically successful practices. IDEXX is also a worldwide leader in providing livestock and poultry diagnostic tests and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories, Inc. employs more than 4,800 people and offers products to customers in over 100 countries.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve economies of scale in its worldwide network of laboratories;the impact of a weak economy on demand for the Company's products and services; the effectiveness of the Company's sales and marketing activities; the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the Company's ability to manufacture complex biologic products; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the impact of competition, technological change, and veterinary hospital consolidation on the markets for the Company's products; changes or trends in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; the impact of the Company's inexperience in the human point-of-care market; the effects of operations outside the U.S., including  from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the effects of interruptions to the Company's operations due to natural disasters or system failures; the loss of key employees; class action litigation due to stock price volatility; the effect on the Company's stock price if quarterly or annual operations results do not meet expectations of market analysts or investors in future periods; and potential exposures related to our worldwide provision for income taxes. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and quarterly report on Form 10-Q for the quarter ended June 30, 2010, in the section captioned "Risk Factors."

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2010	2009	2010	2009
Revenue:	Revenue	$ 269,628	$ 259,120	$ 819,635	$ 761,298
Expenses and
Income:	Cost of revenue	127,421	128,643	385,783	367,948
	Gross profit	142,207	130,477	433,852	393,350
	Sales and marketing	44,486	41,504	133,069	124,365
	General and administrative	30,704	28,185	96,588	88,047
	Research and development	17,203	16,583	51,118	49,116
	Income from operations	49,814	44,205	153,077	131,822
	Interest expense, net	(551)	(388)	(1,414)	(1,187)
	Income before provision for income taxes	49,263	43,817	151,663	130,635
	Provision for income taxes	14,548	12,281	46,723	39,361
Net Income:	Net income	34,715	$ 31,536	104,940	$ 91,274
	Less: Net income attributable to noncontrolling
	interest	21	-	27	-
	Net income attributable to IDEXX Laboratories, Inc.
	stockholders	$ 34,694	$ 31,536	$ 104,913	$ 91,274
	Earnings per share: Basic	$ 0.60	$ 0.54	$ 1.82	$ 1.55
	Earnings per share: Diluted	$ 0.59	$ 0.52	$ 1.76	$ 1.50
	Shares outstanding: Basic	57,620	58,656	57,799	58,911
	Shares outstanding: Diluted	59,276	60,668	59,691	60,718

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2010	2009	2010	2009
Operating	Gross profit	52.7%	50.4%	52.9%	51.7%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	27.9%	26.9%	28.0%	27.9%
revenue):	Research and development expense	6.4%	6.4%	6.2%	6.5%
	Income from operations(1)	18.5%	17.1%	18.7%	17.3%

International	International revenue (in thousands)	$ 106,713	$ 102,044	$ 329,073	$ 298,456
Revenue:	International revenue as percentage of
	total revenue	39.6%	39.4%	40.1%	39.2%

(1) The sum of individual items may not equal the total due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2010	2009	2010	2009
Revenue:	CAG	$ 222,909	$ 214,461	$ 676,646	$ 625,442
	Water	20,044	19,691	57,356	54,707
	LPD	17,476	15,943	56,577	53,848
	Other	9,199	9,025	29,056	27,301
	Total	$ 269,628	$ 259,120	$ 819,635	$ 761,298

Gross Profit:	CAG	$ 113,561	$ 105,234	$ 346,523	$ 310,010
	Water	12,628	12,251	36,071	35,961
	LPD	11,446	9,257	38,025	35,664
	Other	4,579	3,721	12,980	11,462
	Unallocated	(7)	14	253	253
	Total	$ 142,207	130,477	$ 433,852	$ 393,350

Income from
Operations:	CAG	$ 38,831	$ 38,002	$ 123,477	$ 106,993
	Water	8,698	8,416	23,738	24,336
	LPD	3,042	944	11,964	11,002
	Other	1,376	(244)	1,838	(145)
	Unallocated	(2,133)	(2,913)	(7,940)	(10,364)
	Total	$ 49,814	$ 44,205	$ 153,077	$ 131,822

Gross Profit
(as a percentage
of revenue):	CAG	50.9%	49.1%	51.2%	49.6%
	Water	63.0%	62.2%	62.9%	65.7%
	LPD	65.5%	58.1%	67.2%	66.2%
	Other	49.8%	41.2%	44.7%	42.0%
	Total	52.7%	50.4%	52.9%	51.7%

Income from
Operations
(as a percentage
of revenue):	CAG	17.4%	17.7%	18.2%	17.1%
	Water	43.4%	42.7%	41.4%	44.5%
	LPD	17.4%	5.9%	21.1%	20.4%
	Other	15.0%	(2.7%)	6.3%	(0.5%)
	Total	18.5%	17.1%	18.7%	17.3%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Three Months Ended
Net Revenue	Sept. 30, 2010	Sept. 30, 2009	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect (3)

CAG	$222,909	$214,461	$8,448	3.9%	(0.9%)	0.4%	4.4%
Water	20,044	19,691	353	1.8%	(1.0%)	-	2.8%
LPD	17,476	15,943	1,533	9.6%	(5.8%)	-	15.4%
Other	9,199	9,025	174	1.9%	(0.7%)	-	2.6%
Total	$269,628	$259,120	$10,508	4.1%	(1.2%)	0.4%	4.9%

Three Months Ended
Net CAG Revenue	Sept. 30, 2010	Sept. 30, 2009	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect(3)

Instruments and consumables	$88,481	$83,922	$4,559	5.4%	(1.2%)	-	6.6%
Rapid assay products	35,576	37,753	(2,177)	(5.8%)	(0.4%)	-	(5.4%)
Laboratory diagnostic and consulting services	82,534	76,419	6,115	8.0%	(1.1%)	1.1%	8.0%
Practice information systems and digital radiography	16,318	16,367	(49)	(0.3%)	0.0%	0.7%	(1.0%)
Net CAG revenue	$222,909	$214,461	$8,448	3.9%	(0.9%)	0.4%	4.4%

(1) The percentage change from currency is a non-GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended September 30, 2010 and the same period of the prior year applied to foreign currency denominated revenues for the three months ended September 30, 2010.

(2) Represents the percentage change in revenue during the three months ended September 30, 2010 compared to the three months ended September 30, 2009 attributed to incremental revenues from businesses acquired or revenues lost from businesses divested or discontinued subsequent to June 30, 2009.

(3) Organic Growth

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Nine Months Ended
Net Revenue	Sept. 30, 2010	Sept. 30, 2009	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect (3)

CAG	$676,646	$625,442	$51,204	8.2%	1.0%	0.6%	6.6%
Water	57,356	54,707	2,649	4.8%	1.2%	-	3.6%
LPD	56,577	53,848	2,729	5.1%	(1.2%)	-	6.3%
Other	29,056	27,301	1,755	6.4%	0.1%	-	6.3%
Total	$819,635	$761,298	$58,337	7.7%	0.8%	0.5%	6.4%

Nine Months Ended
Net CAG Revenue	Sept. 30, 2010	Sept. 30, 2009	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect(3)

Instruments and consumables	$258,318	$239,889	$18,429	7.7%	0.5%	-	7.2%
Rapid assay products	115,500	116,997	(1,497)	(1.3%)	0.4%	-	(1.7%)
Laboratory diagnostic and consulting services	248,422	222,987	25,435	11.4%	1.6%	1.6%	8.2%
Practice information systems and digital radiography	54,406	45,515	8,891	19.5%	1.1%	0.8%	17.6%
Pharmaceutical products	-	54	(54)	(100.0%)	-	(100.0%)	-
Net CAG revenue	$676,646	$625,442	$51,204	8.2%	1.0%	0.6%	6.6%

(1) The percentage change from currency is a non-GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the nine months ended September 30, 2010 and the same period of the prior year applied to foreign currency denominated revenues for the nine months ended September 30, 2010.

(2) Represents the percentage change in revenue during the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009 attributed to incremental revenues from businesses acquired or revenues lost from businesses divested or discontinued subsequent to December 31, 2008.

(3) Organic Growth

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		September 30,	December 31,
		2010	2009
Assets:	Current Assets:
	Cash and cash equivalents	$ 133,512	$ 106,728
	Accounts receivable, net	120,454	115,107
	Inventories, net	131,555	110,425
	Other current assets	44,390	44,078
	Total current assets	429,911	376,338
	Property and equipment, at cost	367,310	346,592
	Less: accumulated depreciation	166,700	146,646
	Property and equipment, net	200,610	199,946
	Other long-term assets, net	231,776	232,243
	Total assets	$ 862,297	$ 808,527
Liabilities and
Stockholders'
Equity:	Current Liabilities:
	Accounts payable	$ 25,273	$ 19,133
	Accrued liabilities	108,184	104,959
	Debt	126,762	119,603
	Deferred revenue	10,714	12,610
	Total current liabilities	270,933	256,305
	Long-term debt, net of current portion	3,639	4,281
	Other long-term liabilities	41,073	33,362
	Total long-term liabilities	44,712	37,643

	Total IDEXX Laboratories, Inc. stockholders' equity	546,614	514,569
	Noncontrolling interest	38	10
	Total stockholders' equity	546,652	514,579
	Total liabilities and stockholders' equity	$ 862,297	$ 808,527

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		September 30,	June 30,	March 31,	December 31,	September 30,
		2010	2010	2010	2009	2009
Selected
Balance Sheet	Days sales outstanding (1)	41.9	41.8	41.7	38.9	41.2
Information:	Inventory turns (2)	1.7	1.9	2.0	1.9	1.8

(1)    Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

(2)    Inventory turns represents inventory-related cost of product sales for the 12 months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Nine Months Ended
		September 30,	September 30,
		2010	2009
Operating:	Cash Flows from Operating Activities:
	Net income	$ 104,940	$ 91,274
	Non-cash charges	48,424	53,290
	Changes in current assets and liabilities	(10,088)	(25,210)
	Tax benefit from exercises of stock options and vesting of restricted stock units	(13,293)	(3,851)
	Net cash provided by operating activities	129,983	115,503
Investing:	Cash Flows from Investing Activities:
	Purchase of property and equipment	(28,646)	(36,362)
	Proceeds from disposition of pharmaceutical product lines	-	1,377
	Proceeds from sale of property and equipment	86	2,056
	Acquisitions of intangible assets and businesses, net of cash acquired	(244)	(6,680)
	Net cash used by investing activities	(28,804)	(39,609)
Financing:	Cash Flows from Financing Activities:
	Borrowings on revolving credit facilities, net	7,135	(8,798)
	Payment of other notes payable	(605)	(731)
	Purchase of treasury stock	(117,157)	(57,966)
	Proceeds from the exercises of stock options and employee stock purchase plans	22,055	13,104
	Tax benefit from exercises of stock options and vesting of restricted stock units	13,293	3,851
	Net used by financing activities	(75,279)	(50,540)
	Net effect of changes in exchange rates on cash	884	2,506
	Net increase in cash and cash equivalents	26,784	27,860
	Cash and cash equivalents, beginning of period	106,728	78,868
	Cash and cash equivalents, end of period	$ 133,512	$ 106,728

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands (Unaudited)
		Nine Months Ended
		September 30,	September 30,
		2010	2009
Free Cash
Flow:	Net cash provided by operating activities	$ 129,983	$ 115,503
	Financing cash flows attributable to tax benefit from exercises of stock options
	and vesting of restricted stock units	13,293	3,851
	Purchase of property and equipment	(28,646)	(36,362)
	Free cash flow	$ 114,630	$ 82,992

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Share repurchases during the period	567	372	2,080	1,433
Average price paid per share	$ 58.98	$ 48.99	$ 56.32	$ 40.45

Shares remaining under repurchase authorization as of September 30, 2010:			4,213

Share repurchases does not include shares surrendered by employees in payment for the minimum required withholding taxes due on the exercise of stock options, the vesting of restricted stock units and the settlement of deferred stock units, and in payment for the exercise price of stock options.

Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155

CONTACT: Merilee Raines, Chief Financial Officer of IDEXX Laboratories, Inc., +1-207-556-8155